Exhibit 10.10

July 3, 2003

5-1005-JSW-737

AIRTRAN AIRWAYS, INC.

9955 AirTran Boulevard

Orlando, FL 32827

Attention: Mr. Stan Gadek

Senior Vice President, Chief Financial Officer

Dear Sirs:

The Boeing Company is pleased to commit to arrange or provide the following secured financing to AirTran Airways, Inc. based on the following summary of principal terms and conditions.

Lender:	The Boeing Company (“Boeing”) or its affiliates, successors or assigns (“Lender”).

Borrower:	AirTran Airways, Inc.

Guarantor:	AirTran Holding, Inc.

Expiration Date:	Financing shall be available until the time of delivery of the last firm Aircraft ***.

Use of Proceeds:	To finance the acquisition of up to sixteen (16) new 737-700 or 737-800 passenger aircraft, each equipped with two CFM International CFM56 engines (together with all records, logs, manuals, parts, accessories and equipment on the aircraft, each an “Aircraft” and collectively, the “Aircraft”) from The Boeing Company (the “Manufacturer”).

Financed Amount:	The amount to be financed for an Aircraft shall be equal to eighty percent (80%) of the Manufacturer’s invoice price for such Aircraft, excluding any buyer furnished equipment, seller furnished equipment, delay charges, and interest, *** and any other credits provided by the Manufacturer or engine manufacturer which are applied by Borrower to reduce the purchase price of the Aircraft.

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Commencement Date:	Each Loan shall be made upon delivery of each of the Aircraft from the Manufacturer (“Commencement Date”).

Term and Amortization:	The loan (the “Loan”) in respect of each Aircraft shall be paid in *** installments with a set principal repayment schedule (mortgage style annuity) and fixed interest payments, based on a *** amortization to zero, beginning one month after the Commencement Date of such Loan. All payments shall be in US dollars and shall be net of any wire transfer or similar charges or any taxes or withholding.

Notwithstanding the foregoing, the Loan shall be available to Borrower to be used as the debt component in a leveraged lease financing. In such event, amortization may be “optimized” in the customary manner if included in any leveraged lease provided that the weighted average life of the debt is not increased.

Borrower shall give Lender ninety (90) days written notice prior to any Aircraft delivery for which it requires backstop financing. ***

Security:	Each Loan *** shall be secured by the Aircraft to which it relates. *** The security arrangements shall include, without limitation, a first priority perfected mortgage and security interest on the Aircraft and in each case such arrangements shall be in all respects acceptable to the Lender, acting reasonably and in good faith. In addition the Aircraft shall remain free of all liens, other than permitted liens, and shall not be pledged to any third party.

Interest Rate:	***

Prepayments:	So long as (i) no “Event of Default” under the relevant security documents shall have occurred and be continuing and (ii) Borrower pays Lender any make whole amount due in connection with any such prepayment on the date of prepayment, Borrower shall have the right to prepay all, but not less than all, of the principal, interest and other amounts owing under any

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Loan *** on any regularly scheduled payment date, upon at least thirty (30) days prior notice. No make whole amount or other premium shall be due in the event of prepayment upon a total loss of the Aircraft.

***

***

Registration:	The Aircraft will at all times during the Term remain properly registered with the FAA and all interests of the Lender will be duly recorded under applicable law.

Operation:	Operation of the Aircraft will at all times be in compliance with all laws and regulations applicable to the Borrower, the Lender and the Aircraft.

Maintenance:	Borrower shall:

(a) Maintain the Aircraft in good operating condition and in accordance with an FAA approved maintenance program and so as to maintain a valid U.S. FAA standard Certificate of Airworthiness and U.S. registration and shall in any case maintain the aircraft in accordance with FAA Part 121.

(b) Maintain the Aircraft in the same manner and with the same care as used by Borrower with respect to other aircraft owned or operated by Borrower.

(c) Maintain all records, logs and other material in English and in a form consistent with U.S. FAA requirements.

Delivery Condition Inspection:	At delivery, the Aircraft shall be in a passenger configuration and shall otherwise be in “as is, where is” condition and status as received new from the Manufacturer on the Commencement Date.

Net Taxes:	Each Loan shall be net, whereby Borrower will be obligated to pay, subject to customary qualifications and exceptions, all costs, charges, fees, expenses, imposts, duties and taxes (including any and all trade, value-added, or withholding taxes) associated with the financing, refinancing, purchase, delivery, use, possession, control, maintenance, repair, insurance, storage or operation of the Aircraft.

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Insurance:	Borrower, at its expense, will maintain (1) hull all risk insurance, and hull war and allied perils insurance for each Aircraft in each case in an amount not less than ***; and (2) aviation liability insurance including aircraft liability, products/completed operations liability and liability war risk and allied perils insurance for the full policy limits carried by Borrower (or such greater amount as is customary among airlines operating similar aircraft on similar routes), but in no event less than *** combined single limit bodily injury (including passengers) and property damage, each occurrence subject to annual aggregates commonly imposed by aviation insurers. Such insurance coverage will be denominated in US dollars and shall be with sound companies which regularly participate in the major national or international aviation insurance markets (or if applicable, the U.S. government) and contain endorsements customarily applicable to U.S. airlines similarly situated with Borrower and reasonably satisfactory to Lender acting in good faith including, without limitation, Lender and any security trustee acting on Lender’s behalf as loss payee under Borrower’s hull and hull war risk policies and as additional insured under Borrower’s public liability policies.

Taxes and deductions:	Any and all payments on and in respect of each of the Loan shall be made free and clear of, and without setoff, counterclaim or deduction for, any present or future taxes, withholdings, levies, charges or other taxes (“Withholding Tax”). If any Withholding Tax is imposed, Borrower agrees to (i) pay to Lender an additional amount such that the net amount actually received by Lender equals the amount which Lender would have received had such withholding not been made and (ii) pay to the relevant taxation or other authority the full amount of the Withholding Tax.

Other Taxes:	Borrower will be obligated to defend, indemnify, hold harmless and pay any and all costs, charges, fees, expenses, imposts, duties, levies, charges or other taxes (including any and all trade taxes, value-added taxes, or Withholding Taxes) imposed or collected in

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

connection with, in relation to or associated with the purchase, acquisition, acceptance, rejection, ownership, delivery, non-delivery, financing, refinancing, mortgaging, importation, exportation, use, possession, repossession, transport, registration, de-registration, re-registration, transfer of title, control, maintenance, repair, insurance, storage or operation of the Aircraft, other than Lender Taxes.

“Lender Tax” means:

	(a)	Taxes imposed solely as a result of activities of Lender in the jurisdiction imposing the liability unrelated to Lender’s dealings with Borrower or to the transactions contemplated by this proposal or the operation of the Aircraft; and

	(b)	U.S. federal net income taxes imposed on Lender.

Covenants:	Borrower shall:

	(a)	not (except in connection with any leveraged lease transaction) assign any of its rights under any Loan without prior written consent of Lender. Borrower shall not transfer possession of the Aircraft without the prior written consent of Lender. Borrower shall have the right to sublease the Aircraft under customary terms and conditions to be mutually agreed in the transaction documentation.

	(b)	provide (or make available electronically) Lender fiscal year-end audited financial statements of Borrower within 90 days following the end of its fiscal year and unaudited quarterly statements within 60 days after the end of each quarter during the Term.

Indemnities:	Borrower shall indemnify and hold harmless the Lender from and against any and all liabilities, losses, penalties, costs or claims arising out of, or damages caused, including by third parties, as a consequence of the operation, ownership, management, possession, use and/or maintenance of the Aircraft, the contemplated financing and/or the Borrower’s failure to perform its obligations under any financing documentation.

Assignment:	Borrower may not (except in connection with any leveraged lease transaction) assign the benefit of the financing without Lender’s prior consent. Lender reserves the unrestricted right to transfer or assign all or a portion of its rights, title and interest in the Loans and its obligations and benefits under the Loans to third parties, and Borrower agrees to cooperate and provide such documentation and assistance as Lender shall reasonably request in connection with any such assignment (provided that Borrower shall not be obligated to incur any material cost or expense in connection with such transfer or assignment), and all such transferees and assignees shall be entitled to all indemnity, tax and increased cost protections as if they had been the Lender on the date of the execution of the facility.

Documentation:

Documentation for this transaction will be prepared by the Lender and be acceptable to Borrower, acting reasonably and in good faith, and will be governed by the laws of the State of New York.

The definitive documentation will contain customary conditions precedent such as opinions of counsel, insurance documentation, delivery of various certificates, inspections, government approvals, etc. as well as representations, warranties, indemnities, covenants, events of default, ***, remedies, events of loss, general and tax indemnities, capital adequacy and increased cost provisions, illegality protection, break funding costs and other provisions customary for secured debt transactions, as the case may be.

***

Transaction Currency:	All payment obligations under the Loans *** will be denominated in U.S. dollars.

Conditions Precedent:	The terms of this commitment and the obligation of the Lender to close this transaction are subject to the following:

(a) Lender’s receipt of Borrower’s signature on this proposal no later than the close of business on July 3, 2003 ***.

(b) Execution and delivery of transaction documentation including documentation for the

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Loan, *** and security agreements and opinions, in favor of and satisfactory in form and substance to Lender.

(c)	From the date of this letter to the date of each delivery, there shall not have occurred any change in (i) U.S. generally accepted accounting principles and related accounting rules or (ii) any legislation enacted by the U.S. Congress which in any such event would materially adversely affect Lender’s yield from this transaction without appropriate adjustment in the terms hereof.

(d)	No “Event of Default” under the relevant transaction documentation in respect of any Aircraft or any other aircraft then being financed or leased by Lender or any of its affiliates to Borrower or any other debt or lease financing by Lender or any of its affiliates to Borrower or any of its affiliates, or any default under the Purchase Agreement by Borrower shall have occurred and be continuing.

(e)	The debt markets in the United States shall not have failed to open for any reason on any day that was not a weekend or holiday during the 14 day period immediately prior to a funding date hereunder and, if the debt markets do close during such 14 day period, the Commencement Date for such Loan shall be delayed until the first business day following the end of such 14 day period.

(f)	From the date of this proposal to the Commencement Date of any Loan, no material adverse change shall have occurred in Borrower’s financial condition or business prospects. ***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

NOTE: This proposal, and the information set forth herein, is the confidential and proprietary business information of Boeing and may not be disclosed to any third party without the prior written consent of Boeing.

This proposal shall be governed by the laws of the State of New York.

This proposal is a summary only and is not an exhaustive discussion of the issues arising from the proposed transaction. If the terms and conditions of this proposal meet with your approval, please indicate your acceptance by signing two copies of this letter in the space provided below and returning one signed copy to the undersigned. If you have any questions, please do not hesitate to call me at 425-393-0696. Boeing looks forward to this opportunity to be of service to AirTran Airways, Inc.

Yours truly,

/s/ Jordan Weltman

Jordan Weltman

Authorized Signatory

The Boeing Company

AGREED AND ACCEPTED:

AIRTRAN AIRWAYS, INC.

By:	/s/ Richard P. Magurno

Its:	Sr. V.P.

Date:	July 3, 2003